UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Sizeler Property Investors, Inc.

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SIZELER PROPERTY INVESTORS, INC.

Real Estate Investments

Telephone 504-471-6200

New Orleans

March 21, 2005

Fellow Sizeler Property Investors:

As you know, in August 2004 your board of directors announced an expanded strategic plan for enhancing shareholder value. Under the strategic plan, we seek to grow revenues chiefly by continuing and expanding the successful property upgrade program begun in 2002, and by focusing development and acquisitions on fast-growing markets, particularly in Florida, where management can leverage its market expertise.

In order to fund greater development and acquisition activity, the strategic plan calls for the Company to reduce operating and interest expenses. In addition, the Company will take advantage of opportunities to sell appreciated assets, and with the proceeds either fund new projects directly or reduce debt and, in turn, interest expense, so that more capital is available for reinvestment.

Finally, under the plan Sizeler seeks to mitigate earnings volatility by achieving relative balance between our apartment and retail assets.

I am pleased at this time to provide you with an update on your Company’s progress-to-date in carrying out our strategic plan, and to inform you of an important initiative your board and management recently undertook to advance and accelerate Sizeler’s ability to execute our plan.

Progress Report on Implementation of Strategic Plan

Our property upgrade program has been instrumental in the dramatic improvement in overall apartment occupancy rates from 2003 to 2004. In 2003, 89.2% of all apartments were occupied, and in 2004 the occupancy rate grew to 95.0%.

As a result of Sizeler’s development activity, 286 apartment units were added in 2004, including 204 units through the completion of the Governors Gate II project in Pensacola, Florida, and 82 units through the partial completion of Greenbrier Estates in Slidell, Louisiana. Sizeler’s apartment portfolio now consists of 15 properties, and when the remaining 62 units at Greenbrier estates come on-line this year we will have 3,303 units. We are also the beneficiary of enabling legislation, resulting from lobbying efforts, that will allow us to develop a new property in Slidell, Louisiana.

We also have been successful in implementing components of our strategy for funding greater development and acquisition activity. We sold the Lakeview Club apartments in Ft. Lauderdale, Florida, for $41.2 million, reflecting a 4.2% trailing cap rate and a gain of approximately $17.9 million. With the proceeds of that sale, we reduced indebtedness by $40.5 million.

New Initiative

Consistent with our strategy for funding greater development and acquisition activity, discussed above, I am pleased to inform you that Sizeler Property Investors has completed a transaction that will enable your Company to significantly reduce its interest expenses, strengthen its balance sheet, and be well positioned to pursue our development and acquisition plans sooner and more aggressively than we believe we otherwise could. In addition, on a pro forma basis, the transaction is accretive to funds from operations (FFO) per share for the year ended December 31, 2004 (see Schedule 1 attached).

Specifically, Sizeler has sold 2.649 million newly registered shares of common stock pursuant to our existing shelf registration statement to a limited number of leading institutional REIT investors, including affiliates or clients of TIAA-CREF Investment Management LLC, RREEF America LLC, Heitman Real Estate Securities LLC, and Palisade Capital Management LLC. The offering provided Sizeler with net proceeds of approximately $27.2 million, based on a purchase price of $10.75 per share. It is typical for private placement transactions to be priced below the market price, and in this case your board determined that issuing stock at a price below the market price was in the stockholders’ best interest because it would help the Company achieve the strategic and financial benefits described in this letter.

Subsequent to May 1, 2005, we intend to call the outstanding $56.6 million of 9.0% convertible debentures and apply the net proceeds of this offering toward the redemption price. The debentures are convertible into approximately 5,145,000 shares of the Company’s Common Stock at a conversion price of $11.00 per share.

Assuming either full redemption or full conversion of the debentures, our equity sale is expected to improve your Company’s key financial metrics as illustrated below:

	Actual (see Note below)	Pro Forma Equity Sale and 100% Debenture Redemption	Pro Forma Equity Sale and 100% Debenture Conversion
Net Debt-Market Capitalization	52.5%	44.3%	28.0%
Fixed Charge Coverage	1.61x	2.17x	2.72x
Equity Market Capitalization	$159.8 million	$191.9 million	$254.2 million
Annual Interest Expense	$13.5 million	$9.6 million	$7.3 million
FFO Per Share	$0.80	$0.93	$0.81

Note: All financial information in the table above is at December 31, 2004 or for the year then ended, except for information derived from the market price for Sizeler’s common stock, which is as of the close on March 14, 2005. Schedule I to this letter provides reconciling data for the actual and pro forma financial information set forth in the table above with the financial measures from which such data was derived.

Sizeler has a long-term commitment to growing shareholder value and FFO. This transaction enables us to accomplish beneficial near-term financial measures while positioning us to execute important components of our strategy that we believe will create lasting value.

We are very pleased that our strategy and accomplishments to date have earned our Company the vote of confidence of the investors who participated in this transaction. We look forward to capitalizing on the great opportunity we believe the equity sale creates for us to deliver results for all of our fellow shareholders, and to reporting to you periodically on our progress.

Thank you for your investment in Sizeler Property Investors, and for your continued support of the Company.

Respectfully,

/S/ Sidney W. Lassen

Sidney W. Lassen

Chairman and Chief Executive Officer

Proxy Solicitation

Sizeler and its directors and certain of its executive officers and other persons may be deemed to be participants in the solicitation of proxies for the 2005 Annual Meeting of Stockholders. Stockholders of Sizeler are advised to read, when available, Sizeler’s Preliminary Proxy Statement and Definitive Proxy Statement in connection with Sizeler’s solicitation of proxies for the 2005 Annual Meeting because these statements will contain important information. Stockholders of Sizeler and other interested parties may obtain free of charge, when available, copies of the Preliminary Proxy Statement and Definitive Proxy Statement and any other documents filed by Sizeler with the SEC, at the SEC’s internet website www.sec.gov and also on Sizeler’s internet website www.sizeler.net. When available, the Preliminary Proxy Statement and the Definitive Proxy Statement also may be obtained free of charge by contacting Morrow & Co., Inc. who is assisting Sizeler in the solicitation of proxies at (800) 654-2468 or (212) 754-8000 (collect).

Schedule I

Reconciliation of Actual and Pro Forma Financial Information

	Actual (1)	Pro Forma Equity for Full Debenture Redemption	Pro Forma for Full Debenture Conversion
Net Debt-Market Capitalization (2)	52.5%	44.3%	28.0%
Fixed Charge Coverage (3)	1.61x	2.17x	2.72x
Equity Market Capitalization (4)	$159.8 million	$191.9 million	$254.2 million
Annual Interest Expense (5)	$13.5 million	$9.6 million	$7.3 million
FFO Per Share (6)	$0.80	$0.93	$0.81

(1)	All historical financial information data is derived from the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission on March 14, 2005.

(2)	Actual Net Debt-to-Market Capitalization represents: (i) total bank, mortgage and debenture debt of $192,270,000 at December 31, 2004, reduced by available cash balance of $6,297,000 as of December 31, 2004; (ii) adjusted for the assumed full debenture redemption on January 1, 2004, assuming application of net proceeds of approximately $27,193,000 from the equity offering and assumed additional debt of approximately $29,687,000 to be drawn from Company’s lines of credit; and (iii) adjusted for the assumed full debenture conversion on January 1, 2004, assuming issuance of 5,145,000 shares of common stock upon full debenture conversion and application of net proceeds of approximately $27,193,000 from the equity offering to repay other indebtedness outstanding at December 31, 2004.

(3)	Fixed Charge Coverage, Annual Interest Expense and FFO Per Share reflects (i) actual interest expense for the year ended December 31, 2004 of $13,472,000, (ii) adjusted for assumed full debenture redemption, assuming elimination of $5,094,000 of interest expense on the 9% convertible subordinated debentures for the year ended December 31, 2004 based on the assumption that the debentures were redeemed in full on January 1, 2004 with net proceeds of the equity offering of approximately $27,193,000, approximately $29,687,000 drawn on the Company’s line of credit at an assumed interest cost of approximately $1,187,000 (based on a weighted average interest rate of 4.0% per annum) and is before a non-recurring charge for the write-off of deferred financing costs of up to approximately $1.2 million which would occur on the redemption of the debentures (or a partial write-off of such amount if only a partial redemption were to occur); and (iii) adjusted for assumed full debenture conversion as of January 1, 2004, assuming elimination of $5,094,000 of interest expense on the debentures for the year ended December 31, 2004 and elimination of approximately $1,088,000 of interest cost (based on a weighted average interest rate of 4.0% per annum) on debt assumed to be repaid with the net proceeds of approximately $27,193,000 from this offering.

(4)	Based upon stock price of $12.10 per share, the closing stock price as of March 14, 2005. Shares outstanding reflect (i) actual outstanding of 13,210,000 for the year ended December 31, 2004, (ii) for full debenture redemption as of January 1, 2004, assumed outstanding of 15,859,000 to reflect 2,649,000 shares issued in this offering; and (iii) for full debenture conversion as of January 1, 2004, assumed outstanding of 21,004,000 shares to reflect 5,145,000 shares issued upon debenture conversion and 2,649,000 shares issued in this offering.

(5)	Annual interest expense is adjusted in accordance with the assumptions set forth in note (3).

(6)	FFO Per Share reflects assumptions per footnote (3) above and weighted average shares outstanding of (i) 13,167,000 for the historical amount or the year ended December 31, 2004, (ii) for full debenture redemption 15,816,000 as of January 1, 2004 and is before a non-recurring charge for the write-off of deferred financing costs of up to approximately $1.2 million which would occur on the redemption of the debentures (or a partial write-off of such amount if only a partial redemption were to occur) and (iii) for full debenture conversion 20,961,000 as of January 1, 2004 and in each case based upon the assumptions in note (4).